athenahealth, Inc.
Executive Incentive Plan
I.Purpose
The purpose of the athenahealth, Inc. (“athenahealth”) Executive Incentive Plan (“EIP”) is to (a) attract, retain, and motivate the highest quality executives; (b) provide participants with a significant incentive that focuses their work efforts on athenahealth’s business strategy to maximize revenue and enable athenahealth to produce long-term growth, thereby increasing its value to shareholders; and (c) foster a cooperative teaching and learning environment that focuses on delivering shareholder value, providing the highest level of service to its clients, and respecting each other. The EIP operates under, and is subject to the terms of, the athenahealth, Inc. 2007 Stock Option and Incentive Plan as amended and restated (“2007 Plan”). The EIP is designed to reward athenahealth executives for annual performance against financial and operational metrics that further athenahealth’s business strategy.
II.Definitions
Defined terms not explicitly defined in the EIP but defined in the 2007 Plan shall have the same definitions as in the 2007 Plan.
“Administrator” means the compensation committee of the board of directors of athenahealth which is comprised of not less than two non-employee directors.
“Base Salary” means the Participant’s annualized rate of base salary on the last day of the Performance Cycle before (i) deductions for taxes or benefits and (ii) deferrals of compensation pursuant to any athenahealth-sponsored plans.
“Cut-Off Date” means the latest possible date that will not jeopardize a Target Award’s qualification as Performance-Based Compensation.
“Participant” means, as to any Performance Cycle, the executive officers of athenahealth who are deemed likely to be Covered Employees and other key employees of athenahealth who are designed by the Administrator to participate in the EIP for that Performance Cycle.
“Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).
“Section 162(m)” means Section 162(m) of the Code.
“Threshold Goal” means the Performance Goal that must be achieved in order to earn any Award under the EIP as further described in Article V below.
III.Administration
The Administrator shall be responsible for the general administration and interpretation of the EIP and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Administrator may delegate specific administrative tasks to athenahealth employees or others as appropriate for proper administration of the EIP. Subject to the limitations on Administrator discretion imposed under Section 162(m), the Administrator shall have such powers as may be necessary to discharge its duties hereunder, including the following powers and duties:

•	authority to adopt Performance Goals and Target Awards under the EIP for the Performance Cycle on or prior to the Cut-Off Date;

•	authority to determine eligibility and the amount, manner, and time of payment of any Award hereunder, including authority to exercise negative discretion in reducing any Maximum Award; and

•	authority to construe and interpret the terms of the EIP.
IV.Eligibility

A.	General Eligibility
Participation in the EIP is at the discretion of the Administrator. Employees who are regularly employed (full or part time) on or before September 30 of applicable fiscal year at the level of senior vice president and above will be eligible to participate in the EIP for that fiscal year with respect to any Performance Cycle for which the Cut-Off Date has not yet occurred. A Participant must be employed through, and not be on a written or an oral performance warning on, the payment date of any Award. The employee’s Target Award amount for the fiscal year may be prorated based on the date of hire or promotion. If a Participant is on a leave of absence for a portion of the Performance Cycle, the Participant will be eligible for an Award under the EIP based on actual salary earned during the Performance Cycle (exclusive of any salary replacement benefits during the leave via insurance).

B.	New Hires
Newly hired employees or employees promoted into an eligible role will be notified about their participation in the EIP in connection with such hiring or promotion. Employees who are hired after October 1 of the applicable fiscal year will not be considered Participants under the EIP for that fiscal year.

C.	Transfers
Subject to achievement of the Threshold Goal(s) and the Participant’s Scorecard Result, (a) if a Participant transfers mid-year from an EIP-eligible position to one that is not EIP eligible, the Participant shall receive an Award based on a prorated Target Award, and (b) if the Participant has a different Target Award upon transfer, his or her Target Award amount shall be prorated based on the Target Award percentages for the amount of time spent in each position during the fiscal year.
V.How the EIP Works
A.Performance Goal Determination
The Administrator, in its sole discretion, shall establish the Threshold Goal(s) for each Participant for the Performance Cycle. Such Threshold Goal(s) shall be set forth in writing on or prior to the Cut-Off Date, and the achievement of such Threshold Goal(s) shall be substantially uncertain at such time as required for the Awards to be treated as Performance-Based Compensation under Section 162(m).

B.Target Awards
A target cash bonus award (“Target Award”) will be established by the Administrator for each Participant. Each Participant’s Target Award shall be set forth in writing on or prior to the Cut-Off Date. Target Awards will be typically expressed as a percentage of a Participant’s Base Salary. For Participants other than the Chief Executive Officer (“CEO”), these percentages will be based on such Participant’s position level and qualitative performance appraisal rating as determined by the Administrator, with input from the CEO, and based on performance during the prior fiscal year. The Target Award is the amount that would be earned under the EIP upon achievement at the 100% level of the Scorecard Result (provided the Threshold Goal is attained).
C.Maximum Award
The Maximum Award that may be earned by the CEO is 300% of his Base Salary and for any other Participant is 100% of his or her Base Salary. In no event may the Maximum Award for a Performance Cycle exceed $2 million.
D.Bonus Pool Funding
If any Threshold Goal is attained, the EIP will be funded at 300% of the Base Salary for the CEO and 100% of the Base Salary for all other Participants, and each Participant will be credited with the Maximum Award that will be adjusted downward to the Actual Award, based on the Scorecard Result applicable to such Participant. athenahealth is under no obligation to pay out the entire funding of the EIP. If athenahealth does not achieve a Threshold Goal, the EIP will not be funded and the Participants will not earn any Awards.
E.Scorecard Results
The Administrator, in consultation with the CEO (other than with respect to his own performance), determines each Participant’s “Scorecard Result” adjustment based in part on athenahealth’s achievement of certain goals selected for such Participant at the beginning of the Performance Cycle, with such goals weighted in the sole discretion of the Administrator.
F.Actual Award
Upon the funding of the EIP and crediting of the Maximum Award, the Administrator will determine the actual award earned by the Participant (the “Actual Award”) by reducing the Maximum Award based on the Scorecard Result. Specifically, each Participant’s Actual Award under the EIP is reduced from the Maximum Award based on a formula that adjusts the Participant’s Target Award by the Scorecard Result. Actual Awards earned are paid on an annual basis for the CEO and annual or quarterly basis for all other Participants. The Administrator must certify in writing that the Threshold Goals were satisfied prior to any payment, and the Awards will be paid as soon as administratively practicable but not sooner than the first day of the calendar year that first follows the end of the Performance Cycle and not later than the last day of the calendar year that first follows the end of the Performance Cycle.

VI.Termination of Employment
A.Voluntary or Involuntary Termination
In the event that prior to the payment date of an Award, a Participant (i) voluntary terminates his or her employment (for any reason other than due to disability) or (ii) is involuntarily terminated for any reason (other than death), such Participant shall forfeit any unpaid Awards. The foregoing applies regardless of whether it was the Participant or athenahealth that terminated the employment and whether the termination was with or without cause.
B.Death
Subject to achievement of the Threshold Goal(s) and the Participant’s Scorecard Result, if a Participant’s employment is terminated by reason of his or her death, the Participant’s beneficiary or estate will be paid a pro-rated Award reflecting participation for the portion of the Performance Cycle prior to his or her death.
C.Disability
Subject to achievement of the Threshold Goal(s) and the Participant’s Scorecard Result, if a Participant’s employment is terminated by reason of his or her disability, he or she shall cease to be a Participant in the EIP on the effective date of such disability but will remain eligible for payment of a pro-rated Award for that portion of the Performance Cycle during which he or she participated in the EIP prior to his or her disability.
VII.Sale Event
If a Sale Event occurs during a Performance Cycle, Awards under the EIP will be calculated based on athenahealth’s performance as of the date of the Sale Event. If the Threshold Goals are achieved and certified by the Administrator pursuant to Article V, each Participant will receive an Award calculated based on the prescribed formula set forth in Article V as of date of the Sale Event. Participants who are terminated as the result of a Sale Event, as determined in the sole and absolute discretion of the Board, will be eligible for payment of a pro-rated Award for that portion of the Performance Cycle during which he or she participated in the EIP prior to his or her termination.
VIII.General Provisions
A.Withholding
athenahealth shall have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Administrator may deem advisable to enable athenahealth and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.
B.No Right to Award or Employment
Nothing in the EIP shall confer on any Participant the right to continued employment with athenahealth or affect in any way the right of athenahealth to terminate the Participant’s employment at any time, and for any reason, or change the Participant’s responsibilities. A Participant shall not have any right to any Award under the EIP until such Award has been paid to such Participant.

C.Non-Transferability
A person’s rights and interest under the EIP, including any Award previously made to such person or any amounts payable under the EIP may not be assigned, pledged, or transferred, except in the event of the Participant’s death, to a designed beneficiary in accordance with the EIP, or in the absence of such designation, by will or the laws of descent or distribution.
D.Beneficiaries
To the extent the Administrator permits beneficiary designations, any payment of Awards due under the EIP to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with athenahealth’ s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made by will or the laws of descent or distribution.
E.Amendment or Termination
The Administrator may amend or terminate the EIP at any time, provided that no amendment or termination shall adversely affect the rights of any Participant to Awards allocated prior to such amendment or termination.
F.Governing Law
The EIP shall be construed, administered and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of law.
G.Section 162(m) and 409A of the Code
It is the intent of athenahealth that the EIP and the Awards made under the EIP to Participants who are or may become a person whose compensation is subject to Section 162(m) satisfy any applicable requirements to be treated as Performance-Based Compensation. It is intended that payments under the EIP qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such Award will be paid in a manner that satisfies the requirements of Section 409A of the Code.
H.Clawback
In the event the Board determines that a significant restatement of the athenahealth’s financial results or other athenahealth metrics for any of the three prior fiscal years for which audited financial statements have been prepared is required and (i) such restatement is the result of fraud or willful misconduct and (ii) the Participant’s Award amount would have been lower had the results or metrics been properly calculated, the Administrator has the authority to obtain reimbursement from any Participant responsible for the fraud or willful misconduct resulting in the restatement. Such reimbursement shall consist of any portion of any Award previously paid that is greater than it would have been if calculated based upon the restated financial results or metrics.